Exhibit 99.4

Consent of Person to be Named as Director

Pursuant to Rule 438 under the Securities Act of 1933, as amended, I hereby consent to being named in the proxy statement/prospectus on Form S-4 of Silver Spike Acquisition Corp. (No. 333-        ) (the “proxy statement/prospectus”), as filed with the U.S. Securities and Exchange Commission, as may be amended from time to time, as a nominee to the board of directors of New WMH (as defined in the proxy statement/prospectus). I also consent to the filing of this consent as an exhibit to such proxy statement/prospectus and any amendments thereto.

/S/ JUSTIN HARTFIELD
Name:	Justin Hartfield
Dated:	January 15, 2021